UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

——————

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

ENERGY FOCUS, INC.

(Name of Registrant as Specified in Its Charter)

__________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENERGY FOCUS, INC.

32000 Aurora Road

Solon, Ohio 44139

ADDITIONAL INFORMATION RELATING TO PROPOSAL NO. 4

AT THE 2013 ANNUAL MEETING OF THE SHAREHOLDERS

TO BE HELD ON THURSDAY, SEPTEMBER 26, 2013

The following information supplements the proxy statement (“Proxy Statement”) dated August 16, 2013 of Energy Focus, Inc. (“we,” “us,” “our” or the “Company”) that we furnished to shareholders of the Company in connection with our Board of Directors’ (“Board”) solicitation of proxies for the 2013 Annual Meeting of Shareholders (“Annual Meeting”). We are filing this supplement to the Proxy Statement (the “Supplement”) with the Securities and Exchange Commission, and making it available to shareholders, on August 30, 2013.

On August 29, 2013, our Board voted to withdraw Proposal 4 from the agenda for the Annual Meeting. That proposal requested that shareholders approve the 2013 Incentive Stock Plan (“2013 Plan”).

As a result of the Board’s August 29, 2013 action, we are not requesting the approval of the 2013 Plan. You should note the following:

●	We will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the Board’s action to withdraw Proposal 4.

●	Proxy cards or voting instructions already received by us with direction on Proposal 4 will not be voted on Proposal 4.

●

Proxy cards or voting instructions received by us and providing directions on the remaining proposals at the Annual Meeting will remain valid and in effect and will be voted as directed. The remaining proposals include Proposals 1, 2, 3, 5, and 6.

●

If you already have submitted a proxy card or voting instructions, you do not need to re-submit proxies or voting instructions with different directions, unless you wish to change your previously cast votes on the remaining proposals.

Your vote on the remaining proposals is important. Please vote on those remaining proposals as described in the Notice of Internet Availability of Proxy Materials and in the Proxy Statement that you received in the mail.

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